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                                                                      EXHIBIT 12

                                [ABP LETTERHEAD]



                                October 15, 1999


Mr. Daniel W. McGlaughlin
------------------------

------------------------

         RE:   AMERICAN BUSINESS PRODUCTS, INC.

Dear Dan:

         This letter is to document the recent arrangement entered into between you and the Board of Directors of American Business Products, Inc. ("ABP"). Upon the resignation of Larry L. Gellerstedt, III as Chairman, Chief Executive Officer and President of ABP, the Board asked you to serve as Acting Chief Executive Officer and President of ABP. You have agreed to assume the responsibilities of Acting Chief Executive Officer and President until such time as your successor has been elected by the Board.

         Pursuant to the arrangement, as approved by the Board at its meeting on September 16, 1999, you will receive compensation in the amount of $30,000 per month for your services as Acting Chief Executive Officer and President of ABP. The amount and terms of your compensation under this arrangement will be reviewed no later than December 31, 1999.

         Please sign this letter as your acknowledgement of the terms of this arrangement.

                                     Very truly yours,



                                       /s/ C. Douglas Miller
                                     ------------------------------------------
                                     On Behalf of the ABP Board of Directors



AGREED AND ACKNOWLEDGED:
/s/ Daniel W. McGlaughlin
--------------------------
Daniel W. McGlaughlin

Date:        10/15/99
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                        AMERICAN BUSINESS PRODUCTS, INC.
                       2100 RIVEREDGE PARKWAY, SUITE 1200
                               ATLANTA, GA 30328


                               December 31, 1999


Mr. Daniel W. McGlaughlin
3001 Island Point Lane #42
Stuart, FL 34996


         RE:    AMERICAN BUSINESS PRODUCTS, INC.

Dear Dan:

         The purpose of this letter is to terminate that certain letter agreement dated October 15, 1999, between you and American Business Products, Inc. ("ABP"), effective as of December 31, 1999.

         Upon the resignation of Larry L. Gellerstedt, III as Chairman, Chief Executive Officer and President of ABP, the Board of Directors of ABP asked you to serve as Acting Chief Executive Officer and President of ABP. You agreed to assume the responsibilities of Acting Chief Executive Officer and President and have served in that position. Upon the Board's hiring Harold Smethills to assume the position of Chief Executive Officer and President as of December 6, 1999, you ceased to serve in that position on that date.

         At the Board's request, you have agreed to act as a consultant to ABP through January 31, 2000, to assist Mr. Smethills and to effect a smooth transition of the Chief Executive Officer and President duties. This letter is to confirm that your compensation under the October 15, 1999 letter agreement will continue through January 31, 2000.

         Please sign this letter as your acknowledgement of the terms of this arrangement.

                                     Very truly yours,



                                      /s/ C. Douglas Miller
                                     -----------------------------------------
                                     On Behalf of the ABP Board of Directors




AGREED AND ACKNOWLEDGED:

/s/ Daniel W. McGlaughlin
-------------------------
Daniel W. McGlaughlin

Date:      12/31/99
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